EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES 2015 EARNINGS AND
CONTINUED PROGRESS ON FOOTPRINT OPTIMIZATION

Highlights

2015
•	Net income per share of $2.81
•	Adjusted net income per share of $2.97
•	Cash from operations per share of $5.47
•	Increased cash dividend per share by 7 percent
•	Metal container volume growth of 5 percent
•	Completed tender offer for $161.8 million of common stock
•	Initiated multi-year footprint optimization programs, including construction of three new manufacturing facilities
•	Announced the closure of two plastic container facilities

STAMFORD, CT, February 2, 2016 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for shelf-stable food and other consumer goods products, today reported full year 2015 net income of $172.4 million, or $2.81 per diluted share, as compared to full year 2014 net income of $182.4 million, or $2.86 per diluted share.

“In 2015, we posted adjusted net income per diluted share of $2.97 and free cash flow of $117.1 million, which included capital expenditures of $237.3 million primarily to facilitate footprint

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SILGAN HOLDINGS
February 2, 2016

optimization programs in each of our businesses,” said Tony Allott, President and CEO.  “Our closures business had record operating income in 2015 due largely to strong operational performance.  As expected, our metal and plastic container businesses began a transitional period in 2015 with a focus on the construction of three new manufacturing facilities to reduce logistical costs and the rationalization of plants to create an even lower cost manufacturing network,” continued Mr. Allott.   “The construction of these new manufacturing facilities is expected to be completed in the first half of 2016. We will continue our transition in 2016 as we judiciously start-up and qualify these new facilities, rationalize certain other plants and further enhance our franchises to position us for improved profitability in 2017 and beyond.  Our ongoing focus on servicing our existing customers will continue to dictate the pace and level of transitional activity that we will tackle in 2016, and as such we expect continued incremental manufacturing and start-up costs, particularly in the first half of the year.  As a result, we expect to deliver full year adjusted net income per diluted share in 2016 in a range of $2.80 to $3.00.  We expect free cash flow for 2016 to be approximately $175 million, as capital expenditures related to the new manufacturing facilities begin to ebb later in the year,” concluded Mr. Allott.

Adjusted net income per diluted share was $2.97 for the full year 2015, after adjustments increasing net income per diluted share by $0.16.  Adjusted net income per diluted share was $3.17 for the full year 2014, after adjustments increasing net income per diluted share by $0.31.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

The Company delivered net cash provided by operating activities of $335.4 million and $345.0 million in 2015 and 2014, respectively, and free cash flow of $117.1 million in 2015 as compared to $200.8 million in 2014.  Free cash flow in 2015 was impacted by capital expenditures of $237.3 million partially as a result of the construction of three new manufacturing facilities, as compared to capital expenditures of $140.5 million in 2014.  The Company is providing a reconciliation in Table C of this press release of net cash provided by operating activities to “free cash flow,” a Non-GAAP financial measure which adjusts net cash provided by operating activities for capital expenditures and changes in outstanding checks.
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SILGAN HOLDINGS
February 2, 2016

Net sales for the full year of 2015 were $3.8 billion, a decrease of $147.8 million, or 3.8 percent, as compared to 2014.  This decrease was due largely to the impact of unfavorable foreign currency translation and the pass through of lower raw material costs in each of our businesses.

Income from operations for 2015 was $319.8 million, a decrease of $41.1 million, or 11.4 percent, as compared to $360.9 million for 2014, and operating margin decreased to 8.5 percent from 9.2 percent over the same periods.  The decrease in income from operations was the result of a decrease in income from operations in the metal and plastic container businesses, partially offset by an increase in income from operations in the closures business.  Income from operations for 2015 included rationalization charges of $14.4 million.  Income from operations for 2014 included rationalization charges of $14.5 million and a loss from operations of $3.1 million in Venezuela which ceased operations at the end of 2014.

Interest and other debt expense before loss on early extinguishment of debt for 2015 was $66.9 million, a decrease of $7.9 million as compared to 2014 due primarily to lower weighted average interest rates and the impact from favorable foreign currency translation.  Loss on early extinguishment of debt of $1.5 million in 2014 was a result of the refinancing of the senior secured credit facility in January 2014.

The effective tax rate for 2015 was 31.8 percent as compared to 35.9 percent for 2014.  The 2015 effective tax rate was favorably impacted primarily by higher income in more favorable tax jurisdictions and the ability to fully recognize benefits in the current year period from the recent legislative extension of certain U.S. tax provisions.  The effective tax rate for 2014 was unfavorably impacted primarily by the tax effect from the shutdown of the Venezuela manufacturing facility, partially offset by the favorable impact from the realization of certain foreign tax credit benefits.

Metal Containers

Net sales of the metal container business were $2.37 billion in 2015, a decrease of $4.4 million, or 0.2 percent, as compared to 2014.  This decrease was primarily a result of the impact of unfavorable foreign currency translation and the pass through of lower raw material costs, partially offset by higher unit volumes.  Unit volumes increased approximately 5 percent due principally to volumes of smaller
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SILGAN HOLDINGS
February 2, 2016

size cans associated with the Van Can operations which were acquired late in 2014 and continued growth for pet food products.

Income from operations of the metal container business in 2015 was $236.4 million, a decrease of $12.3 million as compared to $248.7 million in 2014, and operating margin decreased to 10.0 percent from 10.5 percent over the same periods.  The decrease in income from operations was primarily due to higher manufacturing costs as a result of logistical challenges from changes in customer demand patterns, a less favorable mix of products sold and the impact of unfavorable foreign currency translation, partially offset by higher unit volumes sold and the impact from an inventory build in anticipation of optimizing production capacities in 2016.

Closures

Net sales of the closures business were $805.0 million in 2015, a decrease of $77.9 million, or 8.8 percent, as compared to $882.9 million in 2014.  This decrease was primarily the result of the impact of unfavorable foreign currency translation, the pass through of lower raw material costs and the cessation of operations in Venezuela at the end of 2014, partially offset by an increase in unit volumes of approximately 2 percent.

Income from operations of the closures business for 2015 increased $16.2 million to $91.8 million as compared to $75.6 million in 2014, and operating margin increased to 11.4 percent from 8.6 percent over the same periods.  The increase in income from operations was primarily due to lower rationalization charges, higher unit volumes, better operating performance largely as a result of the benefits from plant optimization programs, operational losses in Venezuela in 2014 and the favorable impact from the lagged pass through of decreases in resin costs as compared to the unfavorable impact from resin in 2014.  These increases were partially offset by the impact of unfavorable foreign currency translation and a reduction in inventories in the current year as compared to an increase in inventories in the prior year.  Rationalization charges were $1.7 million and $12.2 million in 2015 and 2014, respectively.

Plastic Containers

Net sales of the plastic container business were $593.7 million in 2015, a decrease of $65.5 million, or 9.9 percent, as compared to $659.2 million in 2014.  This decrease was principally due to the impact of
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SILGAN HOLDINGS
February 2, 2016

unfavorable foreign currency translation, the pass through of lower raw material costs, lower volumes of approximately 3 percent primarily due to weaker demand in certain markets and the unfavorable financial impact from recent longer-term customer contract renewals.

Income from operations of the plastic container business was $7.8 million, a decrease of $43.7 million as compared to $51.5 million in 2014, and operating margin decreased to 1.3 percent from 7.8 percent over the same periods.  The decrease in income from operations was primarily attributable to the significant incremental costs and inefficiencies incurred to service customers during the footprint optimization program, the unfavorable financial impact from recent longer-term customer contract renewals, higher rationalization charges, lower volumes, a customer reimbursement for historical project costs in the prior year, the impact of unfavorable foreign currency translation and start-up costs associated with the new manufacturing facilities, partially offset by the favorable impact from the lagged pass through of decreases in resin costs.  Rationalization charges were $12.7 million and $2.7 million in 2015 and 2014, respectively.

Fourth Quarter

The Company reported net income for the fourth quarter of 2015 of $26.5 million, or $0.44 per diluted share, as compared to net income for the fourth quarter of 2014 of $23.6 million, or $0.37 per diluted share.  Adjusted net income per diluted share for the fourth quarter of 2015 was $0.48, after adjustments increasing net income per diluted share by $0.04.  Adjusted net income per diluted share for the fourth quarter of 2014 was $0.58, after adjustments increasing net income per diluted share by $0.21.

Net sales for the fourth quarter of 2015 decreased $80.6 million, or 8.9 percent, to $829.6 million as compared to $910.2 million for the fourth quarter of 2014.  This decrease was primarily due to the unfavorable impact of foreign currency translation, the pass through of lower raw material costs, lower volumes in the metal and plastic container businesses and the unfavorable financial impact from recent longer-term customer contract renewals in the plastic container business, partially offset by an increase in unit volumes in the closures business.

Income from operations for the fourth quarter of 2015 was $52.5 million, a decrease of $6.6 million as compared to $59.1 million for the fourth quarter of 2014, and operating margin decreased slightly to
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SILGAN HOLDINGS
February 2, 2016

6.3 percent from 6.5 percent over the same periods.  The decrease in income from operations was primarily due to lower volumes in the metal and plastic container businesses, significant incremental costs and inefficiencies incurred to service customers during the footprint optimization program in the plastic container business, higher manufacturing expenses in the metal container business largely due to logistical challenges, the impact of unfavorable foreign currency transactions and translation, new plant start-up costs associated with the three new manufacturing facilities and the unfavorable financial impact from recent longer-term customer contract renewals in the plastic container business.  These decreases were partially offset by lower rationalization charges, higher unit volumes and better operating performance in the closures business and the impact from an inventory build in the metal container business in anticipation of optimizing production capacities in 2016.  Rationalization charges were $3.6 million and $9.5 million in the fourth quarters of 2015 and 2014, respectively.

Interest and other debt expense for the fourth quarter of 2015 was $16.5 million, a decrease of $1.4 million as compared to 2014 primarily due to lower weighted average interest rates and the impact from favorable foreign currency translation.

The effective tax rate for the fourth quarter of 2015 was 26.2 percent as compared to 42.7 percent for the fourth quarter of 2014.  The effective tax rate for 2015 was favorably impacted primarily by the ability to fully recognize benefits from the legislative extension of certain U.S. tax provisions during the quarter and higher income in more favorable tax jurisdictions.  The effective tax rate for the fourth quarter of 2014 was unfavorably impacted primarily by the tax effect from the shutdown of the Venezuela manufacturing facility, partially offset by the favorable impact from the realization of certain foreign tax credit benefits.

Outlook for 2016

The Company currently estimates that its adjusted net income per diluted share for the full year 2016 will be in the range of $2.80 to $3.00, as compared to adjusted net income per diluted share for the full year of 2015 of $2.97.  Adjusted net income per diluted share excludes rationalization charges.

Net sales in the metal container business are expected to decrease in 2016 as compared to 2015 primarily due to the pass through of lower raw material and other costs, partially offset by a slight increase in unit volumes as a result of anticipated growth in certain markets.  The Company anticipates
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SILGAN HOLDINGS
February 2, 2016

a normal fruit and vegetable pack in the U.S. and Europe which is consistent with 2015.  Income from operations in the metal container business is expected to benefit from more efficient operations in the latter half of the year once the new manufacturing facility becomes fully operational, better operating performance in the acquired Van Can plants and volume growth.  These benefits are expected to be offset by start-up costs related to the new manufacturing facility, ongoing footprint inefficiencies until production in the new manufacturing facility is qualified and inflation in wages and certain other costs.  Net sales in the closures business are expected to increase in 2016 as compared to 2015 primarily as a result of slightly higher unit volumes.  Income from operations in the closures business is expected to increase in 2016 over record operating income in 2015 primarily as a result of higher unit volumes and increased manufacturing efficiencies, partially offset by inflation in wages and certain other costs and the favorable impact in 2015 from the lagged pass through of lower resin costs that is not expected to recur in 2016.  Net sales in the plastic container business are expected to decrease in 2016 as compared to 2015 primarily as a result of ongoing efforts to rebalance the customer portfolio as the business consolidates plants, the pass through of lower raw material costs, the unfavorable financial impact from previous long-term customer contract renewals, continued demand weakness in certain markets and a heightened focus on servicing existing customers while executing optimization programs in lieu of pursuing new business opportunities.  Income from operations in the plastic container business is expected to decrease primarily as a result of continued incremental costs and inefficiencies incurred to service customers during the footprint optimization program, delays in implementing certain cost reductions, lower volumes, start-up costs related to the two new manufacturing facilities and the favorable impact in 2015 from the lagged pass through of lower resin costs that is not expected to recur in 2016.

The Company expects interest expense to increase slightly in 2016 due to higher weighted average interest rates, partially offset by lower average outstanding borrowings.

The Company expects the effective tax rate for 2016 to be approximately 33.5 percent as compared to 31.8 percent in 2015.

The Company currently estimates that free cash flow in 2016 will be approximately $175 million as compared to $117.1 million in 2015.
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SILGAN HOLDINGS
February 2, 2016

For the first quarter of 2016, net sales are expected to be lower than the prior year period primarily due to the pass through of lower raw material and other costs.  Income from operations in the first quarter of 2016 is also expected to decrease principally due to the continuation from the latter half of 2015 of significant incremental costs related to footprint optimization programs and manufacturing inefficiencies, the continuation of logistical challenges in the metal container business and the incurrence of start-up costs related to the three new manufacturing facilities. Accordingly, the Company is providing an estimate of adjusted net income per diluted share in the range of $0.35 to $0.45, as compared to adjusted net income per diluted share of $0.54 in the first quarter of 2015.  Adjusted net income per diluted share excludes rationalization charges.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the fourth quarter and full year 2015 at 11:00 a.m. eastern time on February 3, 2016.  The toll free number for those in the U.S. and Canada is 877-852-6561, and the number for international callers is 719-325-4898.  For those unable to listen to the live call, a taped rebroadcast will be available through February 17, 2016.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 420478.

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Silgan Holdings is a leading supplier of rigid packaging for shelf-stable food and other consumer goods products with annual net sales of approximately $3.8 billion in 2015.  Silgan operates 89 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe and a leading worldwide supplier of metal, composite and plastic closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described
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February 2, 2016

in the Company’s Annual Report on Form 10-K for 2014 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions, except per share amounts)

	Fourth Quarter		Year Ended
	2015	2014	2015	2014

Net sales	$829.6	$910.2	$3,764.0	$3,911.8

Cost of goods sold	716.5	787.7	3,209.9	3,312.0

Gross profit	113.1	122.5	554.1	599.8

Selling, general and administrative expenses	57.0	53.9	219.9	224.4

Rationalization charges	3.6	9.5	14.4	14.5

Income from operations	52.5	59.1	319.8	360.9

Interest and other debt expense before loss
on early extinguishment of debt	16.5	17.9	66.9	74.8

Loss on early extinguishment of debt	-	-	-	1.5

Interest and other debt expense	16.5	17.9	66.9	76.3

Income before income taxes	36.0	41.2	252.9	284.6

Provision for income taxes	9.5	17.6	80.5	102.2

Net income	$26.5	$23.6	$172.4	$182.4

Earnings per share:
Basic net income per share	$0.44	$0.37	$2.83	$2.88
Diluted net income per share	$0.44	$0.37	$2.81	$2.86

Cash dividends per share	$0.16	$0.15	$0.64	$0.60

Weighted average shares (000’s):
Basic	60,425	63,236	61,021	63,426
Diluted	60,750	63,470	61,306	63,745

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter and year ended December 31,
(Dollars in millions)

	Fourth Quarter		Year Ended
	2015	2014	2015	2014
Net sales:
Metal containers	$507.3	$554.9	$2,365.3	$2,369.7
Closures	184.0	195.9	805.0	882.9
Plastic containers	138.3	159.4	593.7	659.2
Consolidated	$829.6	$910.2	$3,764.0	$3,911.8

Income from operations:
Metal containers (a)	$41.4	$45.1	$236.4	$248.7
Closures (b)	18.6	5.0	91.8	75.6
Plastic containers (c)	(3.6)	12.5	7.8	51.5
Corporate	(3.9)	(3.5)	(16.2)	(14.9)
Consolidated	$52.5	$59.1	$319.8	$360.9

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
December 31,
(Dollars in millions)

	2015	2014
Assets:
Cash and cash equivalents	$99.9	$222.6
Trade accounts receivable, net	281.0	310.7
Inventories	628.1	548.8
Other current assets	36.1	53.3
Property, plant and equipment, net	1,125.4	1,063.6
Other assets, net	1,022.2	1,075.1
Total assets	$3,192.7	$3,274.1

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$628.9	$539.2
Current and long-term debt	1,513.5	1,584.1
Other liabilities	411.1	440.8
Stockholders’ equity	639.2	710.0
Total liabilities and stockholders’ equity	$3,192.7	$3,274.1

(a)	Includes a rationalization credit of $0.4 million for the fourth quarter and year ended December 31, 2014.
(b)
Includes rationalization charges of $0.3 million and $9.5 million for the fourth quarters of 2015 and 2014, respectively, and $1.7 million and $12.2 million for the years ended December 31, 2015 and 2014, respectively.  Includes losses from operations in Venezuela of $0.5 million and $3.1 million for the fourth quarter and year ended December 31, 2014, respectively.

(c)
Includes rationalization charges of $3.3 million and $0.4 million for the fourth quarters of 2015 and 2014, respectively, and $12.7 million and $2.7 million for the years ended December 31, 2015 and 2014, respectively.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the year ended December 31,
(Dollars in millions)

	2015	2014

Cash flows provided by (used in) operating activities:
Net income	$172.4	$182.4
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	146.3	152.3
Rationalization charges	14.4	14.5
Loss on early extinguishment of debt	-	1.5
Other	(13.6)	35.5
Other changes that provided (used) cash, net
of effects from acquisitions:
Trade accounts receivable, net	12.3	3.7
Inventories	(97.6)	(54.0)
Trade accounts payable and other changes, net	101.2	9.1
Net cash provided by operating activities	335.4	345.0

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(0.7)	(17.7)
Capital expenditures	(237.3)	(140.5)
Proceeds from asset sales	0.9	1.3
Net cash used in investing activities	(237.1)	(156.9)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(39.7)	(38.6)
Changes in outstanding checks - principally vendors	19.0	(3.7)
Shares repurchased under authorized repurchase program	(170.1)	(24.7)
Net borrowings and other financing activities	(30.2)	(59.0)
Net cash used in financing activities	(221.0)	(126.0)

Cash and cash equivalents:
Net (decrease) increase	(122.7)	62.1
Balance at beginning of year	222.6	160.5
Balance at end of year	$99.9	$222.6

Interest paid, net	$64.0	$69.7
Income taxes paid, net of refunds	49.7	66.3

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended December 31,

Table A

	Fourth Quarter		Year Ended
	2015	2014	2015	2014

Net income per diluted share as reported	$0.44	$0.37	$2.81	$2.86

Adjustments:
Rationalization charges	0.04	0.21	0.16	0.26
Loss on early extinguishment of debt	-	-	-	0.02
Net loss from operations in Venezuela	-	-	-	0.03
Adjusted net income per diluted share	$0.48	$0.58	$2.97	$3.17

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
  (UNAUDITED)
For the quarter and year ended,

        Table B

	First Quarter			Year Ended
	March 31,			December 31,
	Estimated		Actual	Estimated		Actual
	Low 2016	High 2016	2015	Low 2016	High 2016	2015

Net income per diluted share as estimated for 2016 and as reported for 2015	$0.29	$0.39	$0.53	$2.70	$2.90	$2.81

Adjustments:
Rationalization charges	0.06	0.06	0.01	0.10	0.10	0.16
Costs attributable to announced acquisitions (2)	-	-	-	-	-	-
Adjusted net income per diluted share as estimated for 2016 and presented for 2015	$0.35	$0.45	$0.54	$2.80	$3.00	$2.97

SILGAN HOLDINGS INC.
RECONCILIATION OF FREE CASH FLOW (3)
(UNAUDITED)
For the year ended December 31,
 (Dollars in millions, except per share data)
      Table C

	2015	2014

Net cash provided by operating activities	$335.4	$345.0

Capital expenditures	(237.3)	(140.5)
Changes in outstanding checks	19.0	(3.7)
Free cash flow	$117.1	$200.8

Net cash provided by operating activities per diluted share	$5.47	$5.41

Free cash flow per diluted share	$1.91	$3.15

Weighted average diluted shares (000’s)	61,306	63,745

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, costs attributable to announced acquisitions, the loss on early extinguishment of debt and net results from operations in Venezuela from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs.  Acquisition costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company.  Due to the political environment in Venezuela and an increasingly restrictive monetary policy, the operations in Venezuela were unable to import raw materials on a regular basis.  Therefore, management does not view the net results from operations in Venezuela to be meaningful or indicative.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)	Costs attributable to announced acquisitions have not been estimated for future periods.

(3)
The Company has presented free cash flow in this press release, which is a Non-GAAP financial measure.  The Company’s management believes that free cash flow is important to support its stated business strategy of investing in internal growth and acquisitions.  Free cash flow is defined as net cash provided by operating activities adjusted for changes in outstanding checks and reduced by capital expenditures. At times, there may be other unusual cash items that will be excluded from free cash flow. Net cash provided by operating activities is the most comparable financial measure under U.S. generally accepted accounting principles to free cash flow, and it should not be inferred that the entire free cash flow amount is available for discretionary expenditures.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of cash flows and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net cash provided by operating activities as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.